Exhibit 99.1

Alliant Energy
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007 www.alliantenergy.com

News Release
FOR IMMEDIATE RELEASE	Media Contact:	Rob Crain (608) 458-4469
	Investor Relations:	Susan Gille (608) 458-3956

Alliant Energy Corporation Announces Pricing of Debt Offering

Madison, Wisconsin – September 30, 2009 – Alliant Energy Corporation (NYSE: LNT) announced today that it has priced a public offering of $250 million aggregate principal amount of senior notes. The senior notes have an interest rate of 4.00% and will be due on October 15, 2014.

Alliant Energy Corporation estimates that it will receive approximately $247.3 million of net proceeds from the offering after deducting underwriting commissions and expenses of the offering. Alliant Energy Corporation intends to use approximately $170 million of the net proceeds from the offering to repay borrowings under its term loan agreement that it incurred to finance a portion of its tender offer for the Exchangeable Senior Notes due 2030 and the remainder of the net proceeds for general corporate purposes.

The offering was marketed through Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as joint book-running managers.

The offering is being made only by means of a prospectus, a copy of which may be obtained from the offices of Citigroup Global Markets Inc., 388/390 Greenwich Street, New York, New York 10013; or J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017. An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company and Wisconsin Power and Light Company – and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 400,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the company’s primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT.